EXHIBIT 99.3

CryoLife’s goal is to maximize the potential of Medafor’s assets, particularly HemoStase® and the product’s underlying technology, in order to deliver greater value for Medafor and CryoLife shareholders.

In pursuit of this goal, CryoLife acquired approximately 10.3 percent of Medafor common stock, based on the most recent information available, from Medafor shareholders, including its founders.

CryoLife presented a compelling proposal to Medafor’s board of directors to purchase the remaining outstanding stock of Medafor for $2.00 per share in cash and CryoLife stock, and requested that Medafor’s board enter into discussions with CryoLife about this proposal.  Medafor’s board rejected this proposal and refused to negotiate with CryoLife.  On March 12, 2010, Medafor announced an agreement with Magle Life Sciences that seemingly gives away almost 10 percent of Medafor, in addition to an undisclosed amount of much-needed cash, for the rights to a technology to which Medafor already has exclusive access.

Given the impact of the recent additional dilution from the Magle transaction on the value of Medafor’s stock, and our concerns that Medafor’s management and board will continue to cause additional harm to shareholder value, CryoLife currently intends to withdraw its $2.00 per share proposal at 5:00 p.m. on March 24, 2010.

CryoLife has made numerous past attempts to engage with Medafor’s management and board about a potential value-creating acquisition of the company by CryoLife.  To date, Medafor has summarily rejected all of these overtures and refused to negotiate with us.

In order to provide our fellow Medafor shareholders with complete and timely information about our plans for Medafor, CryoLife has created this Web site and is encouraging Medafor shareholders to contact the Medafor board of directors to express their opinions.

CryoLife encourages Medafor shareholders to review the materials on this Web site thoroughly and plans to post updated information as it becomes available.

 For answers to frequently asked questions, please go here.  If your question is not addressed, please email medaforinfo@cryolife.com or contact Nina Devlin at 212-704-8145.